EMPLOYMENT AND NON-COMPETE AGREEMENT

THIS EMPLOYMENT AND NON-COMPETE AGREEMENT (this "Agreement") dated May 1, 2011 by and between GeoBio Energy, Inc., a Colorado corporation (the "Company"), and David M. Otto (the "Executive").

RECITALS:

A.

Prior to the date hereof, the Executive was (and remains) a director of GeoBio Energy, Inc., a Colorado corporation ("Company"); during the course of such employment, during the course of the Executive’s continued employment by the Company through the date such employment is terminated, and during the course of Executive’s with the Company pursuant to the terms of this Agreement, the Executive has participated in and will continue to participate in the development of, and has been and will continue to be privy to, trade secrets and confidential information of the Company, and its Subsidiaries, including without limitation the Company, and including without limitation their customer lists, strategic business plans, pricing and billing practices, relationships with vendors and know-how involved in the operation of their business activities (collectively, the "Confidential Information"); and

B.

In order to protect the Confidential Information and goodwill of the Company and its Subsidiaries and to obtain the continued services of the Executive, the Company desires to employ Executive and the Executive desires to be employed by the Company on the terms and conditions set forth herein; and

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.

Employment and Duties.

(a)

The Company shall employ the Executive as the General Counsel and Vice President of Finance of the Company throughout the term of this Agreement and the Executive hereby accepts and agrees to serve the Company in the capacities described in Section 1(b), and (if and to the extent so requested by the Company’s Board of Directors (the "Board")) in such other capacities to which the Executive may be appointed consistent with Section 3, during the term of this Agreement in accordance with the terms and conditions hereinafter set forth.

(b)

The Executive shall initially have the duties, responsibilities and authority customary to an employee serving as the General Counsel and Vice President of Finance of the Company, which duties, responsibilities and authority may be augmented or restricted in accordance with the directives of the Board in any manner that is customary for an employee that is serving as the General Counsel and Vice President of Finance.  The Executive shall report to and take direction from the President, General Counsel and Vice President of Finance, subject to the authority of the Board and to any specific direction from the Board.

(c)

During the term of this Agreement, excluding reasonable vacations compatible with the Executive’s position and periods of illness, injury or other disability, the Executive shall give his or her best efforts and devote substantially all of his or her business time and attention to the business and interests of the Company and its Subsidiaries.  The Executive may, from time to time, subject to Board approval, serve as a consultant to and/or a member of the board of directors of other entities which do not compete, directly or indirectly, with the Company or any of its Subsidiaries (collectively, the "the Company Entities" and, individually, a "the Company Entity"), provided that the Executive shall inform the Board in writing regarding such activities and, if the Board determines in good faith that such activities do not interfere with the business of any of the Company Entities and the performance of the Executive’s duties hereunder, then the Board shall consent to activities of Executive.

(d)

For purposes of the Agreement, "Subsidiaries" shall mean with respect to any Person (defined below), any corporation or other entity of which the equity securities or other ownership interests having the voting power to elect a majority of the board of directors or other governing body are, at the time of determination, owned by such Person, directly or through one or more Subsidiaries.

2.

Term of Employment.  Unless extended by mutual agreement of the Company and the Executive, the term of this Agreement shall be the five (5) year period effectively commencing on August 1, 2011 (the "Effective Date"), and terminating on the fifth anniversary of such Effective Date, unless terminated prior thereto pursuant to Section 5 hereunder, or extended by the mutual agreement of the parties.

3.

Compensation and Benefits.  During the term of this Agreement, the Company shall pay to the Executive, and the Executive shall accept from the Company, as full compensation for the Executive’s services hereunder, compensation as follows:

(a)

Base Salary.  The Executive shall be paid the base monthly compensation  set forth on Exhibit A attached hereto, which shall be paid in accordance with the payroll practices of the Company as in effect from time to time (the "Base Monthly Payments").  The Base Monthly Payments may be increased from time to time or the Executive may be awarded such additional remuneration and benefits as the Board in its sole discretion may decide, but in no event shall the Base Monthly Payments be decreased from any prior year.

(b)

Discretionary Quarterly Bonus.  The Executive may be entitled to receive on a discretionary basis an annual year-end bonus as may be approved, if any, by the Board as determined in the sole discretion as of the Board.

(c)

Other Benefits.  During the term of this Agreement, the Executive shall be entitled to the benefits set forth on Exhibit B attached hereto, subject to the terms and conditions thereof. Executive shall be covered by, and entitled to benefits under, Company’s health, disability, and major medical insurance policies immediately upon the commencement of his employment.  Without limiting the foregoing, Executive’s coverage will not be conditioned upon the passage of any period of time, and will not be subject to any exclusions for preexisting conditions.  In the event that coverage under the Company's health, disability, and major medical insurance policies is subject to waiting periods and/or exclusions for preexisting conditions, the

Employment Agreement—David M. Otto,  August 2011

Company shall reimburse Executive for all costs associated with obtaining continuing health, disability, and major medical insurance coverage (i.e., COBRA) from the Executive's former employer until coverage under the Company's health, disability, and major medical insurance policies is available.

(d)

Vacation.

The Executive shall be entitled to the same vacation benefits as are generally available to executives of the Company serving in similar capacities as the Executive.  Vacation may be taken only at such time or times as the Company and the Executive mutually agree.  Vacation carryover and cash out, if any, are subject to the Company’s policy.

(e)

Sick Leave.  The Executive will be granted sick leave in accordance with Company policy.

(f)

Reimbursement of Business Expenses.  The Company shall reimburse the Executive for all reasonable expenses necessarily incurred by him or her in connection with the performance of the Executive’s duties hereunder during the term of this Agreement, upon presentation of a voucher indicating the amount and business purpose and supported by appropriate documentation, subject, however, to the Company’s written employee reimbursement policies and procedures relating to business related expenses as in effect from time to time.

4.

Non-Compete, Non-Solicitation.

(a)

Non-Compete.  The Executive covenants and agrees that for such period as he of she shall be employed by the Company and, in the event Executive voluntarily terminates this Agreement (other than due to a breach of this Agreement by the Company) or the Company terminates the Agreement by Notice (pursuant to, and in compliance with, the terms of Section 5(e)), for a period of twenty-four (24) months after such termination (the "Noncompete Period"), the Executive will not, without the prior written consent of the Board, either directly or indirectly, whether as principal or as agent, officer, director, employee, consultant, stockholder, investor (other than as a passive owner of not more than five percent (5%) of any class of securities traded on a national or regional stock exchange) or otherwise, alone or in association with any other person, firm, corporation or other business organization (each a "Person"), carry on, manage, control, consult with, render services for, or be engaged, concerned or take part in, or render like services to, or own any interest or share in earnings of any Person competing with the businesses of the Company, as such businesses exist or are in process on the date of such termination, within any geographical area in which the Company engages at any time during the term of this Agreement (including any extension thereof) in such businesses, unless the Company consents thereto in writing.

(b)

Non-Solicitation.  During the Noncompete Period, the Executive shall not directly or indirectly through another Person (i) induce or attempt to induce any employee of any the Company Entity to leave the employ of such the Company Entity, or in any way interfere with the relationship between any the Company Entity and any employee thereof, (ii) hire any person who was an employee of any the Company Entity at any time during the term of this Agreement (including any extension thereof) or (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of any the Company Entity to cease doing business with any such the Company Entity, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and any the Company Entity (including, without limitation, making any statement which is intended or reasonably calculated to disparage or discredit any the Company Entity).

(c)

Enforcement.  If, at the time of enforcement of this Section 4, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.  The Executive acknowledges that the restrictions contained in this Section 4 are reasonable and that he or she has reviewed the provisions of this Agreement with his or her legal counsel.

(d)

Remedies and Equitable Relief.  In the event of the breach or a threatened breach by the Executive of any of the provisions of this Section 4, the Company, in addition and supplementary to other rights and remedies existing in its favor, shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security).  In addition, in the event of a breach or violation by the Executive of this Section 4, the Noncompete Period shall be tolled until such breach or violation has been duly cured.

5.

Termination.  This Agreement shall terminate in accordance with the provisions of this Section 5.

(a)

Mutual Agreement.  During the term of this Agreement, the Executive’s employment hereunder may be terminated at any time by the mutual, written agreement of the Company and the Executive on terms to be negotiated at the time of such termination.

(b)

Expiration of Agreement and Retirement.  This Agreement shall terminate upon the earlier to occur of (i) the expiration of the term of this Agreement (including any extensions by the mutual, written agreement of the Company and the Executive) and (ii) in the event of an extension of this Agreement, solely at the option of the Executive, upon the retirement of the Executive ("Retirement") at any time after five (5) years from the commencement of this Agreement.  Upon expiration of this Agreement, the only obligations of the Company, except for offering the continuation of group health insurance coverage as required by law, shall be the payment of any accrued, but unpaid, obligations.

(c)

Death or Disability.  This Agreement shall terminate automatically upon the death or disability of the Executive, and the only obligation of the Company shall be the payment of any accrued, but unpaid, obligations. The Executive will be deemed to be "disabled" if the Board determines in good faith that the Executive is unable, even with reasonable accommodation, to substantially perform the duties hereunder by reason of disability or incapacity due to physical or mental illness, for a period in excess of six (6) consecutive months in any twelve (12) month period or six (6) months in the aggregate in any twenty-four (24) month period.  This Agreement may be terminated by the Company pursuant to this paragraph only if the Executive does not return to work within and for a continuous period of at least thirty (30) days after a notice of termination has been provided to the Executive by the Company.

(d)

Cause.  The Company shall have the right to terminate this Agreement at any time for "cause".  For purposes of this Agreement, "cause" shall mean (i) conviction of a felony or other crime involving moral turpitude, or a conviction related to the commission of any other act or omission involving dishonestly, disloyalty or fraud with respect to the Company or any of its Subsidiaries (as determined by a good faith, two-thirds vote of the disinterested members of the board of directors of the Company in good faith); (ii) current use of illegal drugs, working under the influence of alcohol or illegal drugs, or other repeated serious misconduct causing the Company or any of its Subsidiaries substantial public disgrace or disrepute, or economic harm; (iii) gross negligence or gross misconduct unless (where such negligence or misconduct is in the reasonable opinion of the Board capable of cure) such negligence or misconduct is cured within fifteen (15) days after the Executive receives written notice of such gross negligence or gross misconduct; or (iv) the willful and continued failure by the Executive substantially to perform his or her duties hereunder (other than as a result of total or partial disability or incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the Executive by the Company, which demand specifically identifies the manner in which the Company believes that the Executive has not substantially performed his or her duties.

(e)

Notice.  This Agreement may be terminated (i) by the Company, upon thirty (30) days’ prior written notice, in which event the Company shall pay the Executive his or her Base Monthly Payments then in effect for a period of 180 days after termination (the "Severance Period") in accordance with the terms hereof, or (ii) by the Executive upon 180 days’ written notice.  If the Company terminates this Agreement pursuant to this Section 5(e), it shall either, at its option, (i) after the Severance Period, pay the Executive 50% of his/of her Base Monthly Payments then in effect in accordance with the terms hereof during the balance of period that the restrictions set forth in Section 4 are in effect or (ii) waive compliance with the provisions of Section 4.  For purposes of this Section 5(e), (A) a material adverse change in connection with the Executive’s title or job duties or responsibilities, (B) the Company’s material breach of Section 3 or (C) a requirement that the Executive must relocate his or her place of employment outside the United States as a condition to continued employment, shall, at the option of the Executive exercised by delivery of a written notice to the Company within 30 days after the occurrence of any of the events specified in clauses (A), (B) or (C) above, be deemed to be a termination by the Company hereunder.

6.

Compensation Upon Termination.

(a)

Termination on Account of Death; Disability; For Cause.  In the event this Agreement is terminated (i) by reason of the Executive’s death or disability in accordance with Section 5(c); or (ii) by the Company for "cause" in accordance with Section 5(d), the Executive (or his beneficiary in the event of his death) shall be entitled to any final Base Monthly Payments, and any other vested compensation earned or accrued but not paid to the Executive prior to the termination of this Agreement, plus the opportunity to continue group health insurance coverage as required by law.

(b)

Termination by Mutual Agreement.  In the event that this Agreement is terminated by the parties pursuant to a written agreement in accordance with Section 5(a), the Executive shall be entitled to receive the compensation specified in any written agreement between the parties regarding the Executive’s termination of employment.

(c)

Termination by the Executive.  In the event the Executive terminates this Agreement by providing the notice pursuant to Section 5(e), the Executive shall not be entitled to any compensation for any period after termination except for offering Executive the option to continue group health insurance coverage as required by law; provided, however, that the Executive shall be entitled to any final Base Monthly Payments, and, any other vested compensation earned or accrued but not paid to the Executive prior to the termination of this Agreement.

(d)

Termination by the Company.   In the event the Company terminates this Agreement by providing the notice pursuant to Section 5(e), the Executive shall not be entitled to any compensation for any period after termination except as provided in such Section 5(e) and for offering Executive the option the group health insurance continuation of medical coverage as required by law; provided, however, that the Executive shall be entitled to any final Base Monthly Payments and, any other vested compensation earned or accrued but not paid to the Executive prior to the termination of this Agreement.

(e)

Expiration of Agreement.  In the event this Agreement is terminated pursuant to Section 5(b), the Executive shall not be entitled to any compensation for any period after termination except for offering Executive the option to continue group health insurance coverage as required by law; provided, however, that the Executive shall be entitled to any final Base Monthly Payments and, any other vested compensation earned or accrued but not paid to the Executive prior to the termination of this Agreement.

7.

Confidential Information.  The Executive acknowledges that all Confidential Information is the property of the Company and its Subsidiaries.  Therefore, the Executive agrees that he or she shall not disclose to any unauthorized person or use for his or her own purposes any Confidential Information without the prior written consent of the Board, unless and to the extent that the Confidential Information becomes generally known to and available for use by the public other than as a result of the Executive’s acts or omissions or as requested or required by law or court order (provided that the Executive shall notify the Company promptly of such request or requirement so that the Company may seek an appropriate protective order).  The Executive shall deliver to the Company at the termination or expiration of the Executive’s employment, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) embodying or relating to the Confidential Information,  Work, Work Product (as defined below) or the business of the Company and its Subsidiaries which he or she may then possess or have under his or her control.

8.

Inventions and Patents.  The Executive acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) which relate to the Company’s or any of its Subsidiaries’ actual business, research and development or existing or future products or services and which are conceived, developed or made by the Executive while employed by the Company and its Subsidiaries ("Work Product") belong to the Company and its Subsidiaries.  The Executive shall promptly disclose such Work Product to the Board and, at the Company’s expense, perform all actions reasonably requested by the Board (whether during or after the term of this Agreement) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).  Provided, however, that this Section 8 shall not obligate the Executive to assign or offer to assign to the Company any of his rights in any invention for which no equipment, supplies, facilities or trade secret information of the Company was used and which was developed entirely on the Executive’s own time, unless the invention relates directly to the business of the Company or its actual or demonstrably anticipated research and development, or the invention results from work performed by the Executive for the Company.  The parties acknowledge that this proviso satisfies the written notice and other requirements of RCW 49.44.140.

9.

Successors and Assigns.  This Agreement shall inure to the benefit and be binding upon the parties hereto and their respective legal representatives, heirs, or successors and permitted assigns; provided, however, that the Executive may not sell, assign, pledge, hypothecate, or otherwise transfer this Agreement or any part hereof without the prior written consent of the Company.  The Company will use all commercially reasonable efforts to require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or the assets of the Company to assume expressly and to agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

10.

Arbitration.  Except with respect to disputes or claims under Sections 4, 7 and 8 (for which each party shall bear the cost of his, her or its own attorney’s fees and expenses), all disputes and claims  arising under this Agreement and the facts and circumstances relating and pertaining hereto shall be submitted to arbitration pursuant to this Section 10 and shall be finally and conclusively determined in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "Rules of Arbitration") then in effect by the decision of three (3) arbitrators (the "Board of Arbitration") selected in accordance with the Rules of Arbitration.  The Board of Arbitration shall meet in Seattle, Washington and shall render a decision in writing (concurred in by a majority of the members of the Board of Arbitration) with respect to and stating the amount, if any, which any party is required to pay  to another party in respect of such claim or dispute.  To the extent practical, the decision of the Board of Arbitration shall be rendered no more than thirty (30) days following commencement of proceedings with respect thereto.  The Board of Arbitration shall cause its written decision to be delivered to the Company and the Executive.  Any decision made by the Board of Arbitration (either prior to or after the expiration of such thirty (30) day period) shall be final, binding and conclusive on the Company and the Executive and entitled to be enforced to the fullest extent permitted by law and entered in any court of competent jurisdiction. The parties hereto hereby consent to the jurisdiction of the foregoing Board of Arbitration and to the jurisdiction of any state or federal court located in the State of Washington for the purpose of enforcing the decision or award of the Board of Arbitration or otherwise.  The parties hereto agree that all service of process may be made on any such party by personal delivery, or by express, registered or certified mail addressed to the appropriate party at the address for such party set forth in Section 15.  All fees, costs and expenses of the parties subject to the arbitration, including, but not limited to, attorneys’ fees shall be paid by such parties as determined by the Board of Arbitration.  Each and every arbitration proceeding commenced pursuant to this Section 10 shall be consolidated with any arbitration proceeding simultaneously or previously commenced under this Section 10.

11.

Indemnification.  The Company agrees to indemnify and hold the Executive harmless against and from any and all loss, cost, liability or expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit or proceeding to which he may be a party or in which he may be involved by reason of any action taken or failure to act in his capacity as an officer of the Company during the term of this Agreement.  The foregoing right of indemnification shall not be exclusive of any other right to which the Executive may be entitled to as a matter of law or otherwise, or any power that the Company may have to indemnify him or hold him harmless, but shall be subject to any applicable restrictions imposed by the by-laws of the Company from time to time and any applicable law and shall not apply in respect of any loss, cost, liability or expense resulting from or incurred in connection with fraud or willful misconduct of the Executive.

12.

GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED UNDER THE LAWS OF THE STATE OF WASHINGTON, WITHOUT REGARD TO ITS CONFLICT OF LAWS PROVISIONS.

13.

Consent to Jurisdiction.  Subject to Section 10, the parties hereto hereby submit to the jurisdiction of the Federal and Washington State courts located in Seattle, Washington in connection with any disputes related to this Agreement or any matters contemplated hereby.

14.

Interpretation.  This Agreement is the result of negotiations between the parties and accordingly, shall not be construed for or against either party regardless of which party drafted this Agreement or any portion thereof.

15.

Notices.  All notices required or permitted to be given pursuant to this Agreement shall be in writing and shall be deemed to have been delivered (i) if electronically, sending such electronic communication to the last known email or other electronic address of the Company of the Executive as shown on the Company’s records or, (ii) if by mail, upon the earlier of personal delivery, or upon first attempted delivery by the United Postal Service or the overnight carrier if sent by registered or certified mail, return receipt requested, postage prepaid or by recognized overnight carrier addressed, to the Company, at the Company’s principal office and to the Executive, at the Executive’s last known residence as shown on the Company’s records.

16.

Waiver.

A delay or failure by either party to require strict performance by the other party of any undertakings or agreements contained in this Agreement will not waive, affect or diminish any right of such party thereafter to demand strict compliance and performance therewith.  Any waiver by either party of any default by the other party under this Agreement will not waive or affect any other such default, whether such default is prior or subsequent thereto and whether of the same or a different type.

17.

Severability.

In the event that any provision of this Agreement shall be held by a court of competent jurisdiction to be invalid, illegal or unenforceable, it shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein, unless to do so would cause this Agreement to fail of its essential purpose.

18.

Entire Agreement.

This Agreement constitutes the entire understanding and agreement between the Company and the Executive with respect to the terms and conditions of the Executive’s employment during the term of employment and supersedes all previous agreements and arrangements (if any), oral or written, relating to the employment of the Executive by the Company (which shall be deemed to have been terminated by mutual consent).  There are no other agreements, conditions, or representations, oral or written, express or implied with regard thereto.

19.

Amendment of Agreement.   This Agreement may be modified, amended or rescinded only by means of a writing duly executed by the Company and the Executive.

20.

Survivorship.  The respective rights and obligations of the parties hereunder will survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

21.

Counterparts.  This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original but which taken together shall constitute a single agreement between the parties.

22.

Headings.  The Section headings herein are inserted for convenience of reference only, do not constitute a part of this Agreement, and shall not be deemed to limit or affect the meaning or interpretation of any of the provisions herein.

23.

Termination.  Any employment and non-compete agreement previously entered into by the Executive and any the Company Entity shall automatically terminate and be null and void and of no further force and affect from and after the effectiveness of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties have duly executed this Employment and Non-Compete Agreement as of the date first above written.

GEOBIO ENERGY, INC.

By:___________________________________

      Laurence Shelver, Chief Executive Officer

DAVID M. OTTO

By:_________________________________

      David M. Otto

Employment Agreement—David M. Otto,  August 2011

EXHIBIT A

Base Monthly Payments

$250,000 annually ($20,833.34)

Employment Agreement—David M. Otto, August 2011

EXHIBIT B

Benefits

During the term of this Agreement, the Executive shall be entitled to participate in each pension, profit sharing, other tax-qualified plan or non-qualified plan, insurance, health, disability, major medical insurance or other arrangement the Company may adopt for the general benefit of its eligible employees or executive employees to the extent permitted by law and to the extent the Executive is otherwise entitled to participate based upon the Executive’s age, service, compensation, job classification, and any other factors determining eligibility to participate under each such plan; such benefits, in the aggregate, to be at least comparable to the benefits received by the management employees of the Company as of the date of this Agreement.

Endnotes

Employment Agreement—David M. Otto,  August 2011

Employment Agreement—David M. Otto, August 2011